MONY Life Insurance Company	Charitable Award Program for Directors

MONY LIFE INSURANCE COMPANY

CHARITABLE AWARD PROGRAM FOR DIRECTORS

PROGRAM SUMMARY

PURPOSE

•	The purpose of MONY Life Insurance Company Charitable Award Program for Directors is to provide the Company and outside members of its Board of Directors with an opportunity to provide substantial future contributions to eligible charitable organizations and educational institutions selected by the Directors.

ELIGIBILITY

•	All current outside Directors of MONY active as of August 31, 1990 are eligible to participate in the Charitable Award Program for Directors. Any person elected to an eligible Board of Directors position after the effective date of the Program will immediately be eligible to participate.

•	The effective date of the Program will be September 1, 1990.

CONTRIBUTION TO RECOMMEND BENEFICIARY

•	The Company will contribute a total of up to $500,000 to be allocated in accordance with each participating Director’s recommendation among up to five charitable organizations and/or educational institutions.

•	The donation(s) will be made in the Director’s name.

•	For the purpose of the Program, participating Directors will be paired. As to each pair of Directors, the donations will be made at the death of the last survivor; provided, however, for the first to die, the donation will be made no later than five years after his or her death.

MONY Life Insurance Company	Charitable Award Program for Directors

RECOMMENDATION OF BENEFICIARY

•	Each participating Director will complete a Beneficiary Recommendation Form to recommend the charitable organization(s) and/or educational institution(s) to receive a donation from MONY after his or her death. The form will be acknowledged by the Company, and a copy will be returned to the Director.

•	Each eligible Director may recommend up to five eligible organizations to receive donations aggregating up to $500,000.

•	In order to be eligible to receive a donation under the Charitable Award Program for Directors, a recommended organization must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code, and must be eligible to receive Company donations under the MONY Matching Gift Program. Typical qualifying organizations include colleges and universities, cultural organizations, hospitals and other health organizations, and social service organizations.

•	The recommendation of a beneficiary may be revoked or revised by a Director at any time before his or her death, unless a Director elects to make a recommendation irrevocable.

•	A Director can made the recommendation of a beneficiary irrevocable as to any organization by completing Section III of the Beneficiary Recommendation Form. The irrevocable recommendation can apply to all or a portion of the recommended donation amount for the organization. An irrevocable designation cannot be changed by the Director unless the recommended organization ceases to meet the requirements of a qualified beneficiary under the Program.

•	If any organization recommended by a Director to receive a donation ceases to meet the requirements of a Program beneficiary, and a revised recommendation is not submitted by the Director before his or her death, the amount recommended for that particular organization shall be donated to the Director’s remaining designated qualified organizations on a prorated basis. If all the organizations selected by a Director cease to qualify, MONY will make a charitable contribution on behalf of the Director to the MONY Foundation of any proceeds generated from the Program in regard to the Director.

MONY Life Insurance Company	Charitable Award Program for Directors

•	Each organization recommended by a Director will receive a letter from the Company notifying it that it has been selected by the Director to receive a donation under the Program. However, a Director can instruct the Company not to notify an organization by checking the appropriate box in Section I of the Beneficiary Recommendation Form. A sample notification letter is included as Attachment A (p. 5).

MAXIMUM DONATION

•	MONY will make donations based on service as a Director, in accordance with the following schedule:

Months of Service	Maximum Donation
0 – 12	$100,000
13 – 24	200,000
25 – 36	300,000
37 – 48	400,000
more than 48	500,000

•	For those Directors serving on the Board on August 31, 1990 and later, Board service prior to that date will be counted to determine the maximum donation amount for a Director.

•	No donations will be made by MONY on behalf of a Director after he or she terminates service as a Director, unless such termination is as a result of: (1) retirement; (2) disability; (3) death; or, (4) such other circumstances deemed appropriate by the Human Resources Committee.

•	If a Director is not eligible for a donation as great as the aggregate amount recommended, each organization recommended will receive prorated donation.

MONY Life Insurance Company	Charitable Award Program for Directors

MISCELLANEOUS

•	In order to financially support the Program, the Company may purchase a life insurance policy or policies insuring the lives of the Directors. The Company will be the owner and beneficiary thereof. Neither the Directors nor the charitable organizations and educational institutions recommended by the Directors will have any rights or beneficial ownership interests in any such policy or policies acquired by the Company. Directors may be asked to provide certain medical and other information to assist the Company in acquiring such policy or policies.

•	A Director’s rights and interest under the Program may not be assigned or transferred.

•	The expenses of the Program will be borne by the Company. No contribution from a Director will be required nor will a Director forego any other compensation or benefits to participate.

•	A Director will be paired with on other Director for the purpose of the Program. MONY will donate $500,000 (or the Director’s maximum donation amount, if less) in a Director’s name no later than five years after his or her death or, if earlier, upon the death of the Director with whom he or she is paired. However, in certain circumstances, a Director might not be immediately paired with another Director when he or she becomes a participant in the Program, if there is an odd number of Program participants, or in other situations where MONY determines that a pairing is not appropriate at the time. If this situation occurs, and if a Director remains unpaired at the time of his or her death, MONY will donate the Director’s maximum donation amount no later than five years after his or her death.

•	The Program may be amended or terminated at any time by the Board as the Board may deem advisable.

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